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CERTIFICATE NO.                                                           SHARES
     1                                                                    1,860

               BLACKROCK CALIFORNIA INSURED MUNICIPAL INCOME TRUST
                Organized Under the Laws of The State of Delaware
         Municipal Auction Rate Cumulative Preferred Shares - Series F7
                            $.001 Par Value Per Share
                    $25,000 Liquidation Preference Per Share

                                                            Cusip No.092484 20 3


         This certifies that Cede & Co. is the owner of 1,860 fully paid and non-assessable shares of Municipal Auction Rate Cumulative Preferred Shares - Series F7, $.001 par value per share, $25,000 liquidation preference per share, of BlackRock California Insured Municipal Income Trust (the "Trust") transferable only on the books of the Trust by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

         A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Trust to any shareholders upon request and without charge.

         IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers this 11th day of December 2002.

BANK OF NEW YORK                         BLACKROCK CALIFORNIA INSURED MUNICIPAL
As Transfer Agent and Registrar          INCOME TRUST


By:____________________________          By:___________________________________
   Authorized Signature                     Vice President

                                         Attest:_______________________________
                                                Secretary
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FOR VALUE RECEIVED, ________________________________  hereby sells, assigns and transfers unto ________________________________________________________________

Shares represented by this Certificate, and do hereby irrevocably constitute and appoint __________________________________ Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated _________________________, ____________

In presence of

_____________________________________________  ________________________________

         Shares of Municipal Auction Rate Cumulative Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Amended and Restated Agreement and Declaration of Trust and the Trust's Statement of Preferences.

         The Trust will furnish to any shareholder, upon request and without charge, the Trust's Amended and Restated Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.